ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") has been made this ____ day of November, 2003, by and between McCoy Business Services, Inc. (hereafter "Seller"), a Kentucky corporation in good standing, by and through Marlene McCoy, its President, and Omni Medical Services, Inc. (hereafter "Buyer"), a South Dakota corporation in good standing, by and through its Chief Executive Officer, Arthur D. Lyons.

     Whereas, the purpose of this Agreement is to set forth the conditions under which the Seller agrees to sell and the Buyer agrees to purchase the Seller's tangible assets personal and mixed, related to medical transcription services, and regardless of where located, including those located at the business address of, 1230 Liberty Bank Lane, Suite 110, Louisville, KY 40222, and to assume the Seller's lease for its office space, for the price and upon the terms set forth in this agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties, and in consideration of the representations, warranties, covenants and agreements contained herein, it is hereby agreed as follows:

ASSETS BEING SOLD AND PURCHASED:

     Subject to the provisions of this Agreement, Buyer hereby agrees to purchase, and Seller hereby agrees to sell, transfer and assign to Buyer, all of Seller's right, title and interest in and to the tangible assets of Seller's business described hereinbelow (the "Purchased Assets"), including, without limitation, those tangible assets related to and used in the operation of the business related to medical transcription services, and all existing contracts and proposals with all of Seller's medical transcription clients (e.g. hospitals, clinics, etc.), and as shown on Seller's September 30, 2003 balance sheet, subject to changes occurring in the normal and ordinary course of business between that date and the date of closing, and excepting the Seller's cash, accounts receivable, and unbilled work-in-progress, excepting any and all accrued, contingent and existing Company debts and liabilities associated with the Purchased Assets or Seller's business prior to closing on this agreement. The Purchased Assets shall, however, include a certain lease agreement by and between Liberty Centre I and Seller dated November 8, 2000, and the obligations under that lease agreement shall be assumed by Buyer.

     The personal property, tangible and intangible, are specifically listed on Exhibit A and further generally described as follows:

          a) All furniture, equipment, machinery, all computers and computer software, office supplies, phone systems, existing contracts and proposals with all clients of the Seller, and all other personal property being at and used in connection with carrying on the medical transcription business;

          b) Signage (to the extent currently owned by Seller) wherever now located and relating to the medical transcription business;

          c) The exclusive use of the business name "McCoy Business Services" as a fictitious name of Buyer for a period of five
               (5) years commencing at the Closing Date;

          d) The transfer of any existing municipal, state or federal licenses of the business, and if any of the same requires the approval of an issuing authority, then this agreement is subject to the approval of the issuing authorities;

          e) Any other contracts between the Seller and vendors or service providers that are in existence and which Buyer desires to obtain for the benefit of the ongoing transcription business, including a customer list of prior and current customers.

PURCHASE PRICE:

     Consideration for Purchased Assets. In consideration for the Purchased Assets and Seller's covenants herein, Buyer agrees to pay Seller three hundred sixty thousand dollars ($360,000) subject to the following conditions and schedule:
          1)   Cash at closing:                            $120,000.00

          2)   Eight quarterly payments of $30,000,
               each payment subject to earn out
               provision described below                   $240,000.00

      The quarterly payments referred to in 2) above ("Deferred Payments") shall be allocated to Marlene McCoy's obligations under the Section below entitled "Covenant Not to Compete/Confidentiality," and shall be payable directly to Ms. McCoy.

     Earn-out Provision.

     Each of the Deferred Payments referred to in the preceding paragraph shall be subject to adjustments as follows: Deferred Payments due at the end of any one quarter shall be adjusted by an amount equal to one-sixth (1/6) of the variance, if any, between (a) the sum of One Hundred Sixty-two Thousand Five Hundred Dollars ($162,500) and (b) the revenues invoiced during that quarter from the customers listed on Exhibit B to this Agreement, irrespective of where the work resulting in the invoice was performed. For the purposes of this provision, revenues shall be determined on an accrual basis. The base amount of each of the Deferred Payments shall be $30,000, and the payments shall be (i) reduced by one-sixth of the amount (if any) by which revenues during the preceding quarter are less than $162,500, and (ii) increased by one-sixth of the amount (if any) by which revenues during that quarter exceed $162,500. Each Deferred Payment shall be made within 30 days after the conclusion of the quarter to which it applies, and each payment shall be accompanied by an accounting showing how the amount of the Deferred Payment was determined.

     Throughout the period that Deferred Payments are calculated, Buyer shall operate the business in a manner that is calculated to maximize the revenues of the business and retain the loyalty and business of the customers listed on Exhibit B.

     All consideration identified herein is hereafter referred to as the "Purchase Price".

EXCLUDED LIABILITIES:

     Except as expressly set forth herein, Buyer does not assume and shall not be liable for any of the debts, obligations or liabilities of Seller or Seller's business of any nature whatsoever. In particular, but without limiting the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement or any other related Agreement, to have assumed, and shall not be liable for any debts, obligations or liabilities of Seller or Seller's business, whether known or unknown, contingent, absolute or otherwise, including without limitation debts, liabilities and obligations:

     1) Under any contract or agreement to which Seller is bound excepting the real estate lease being assigned to Buyer herein,

     2) For the payment of any wages, salary, accrued vacation pay, severance pay, or accrued sick pay accrued by any employee of Seller and arising prior to the Closing by contract, by law, or otherwise, and whether or not related to this Agreement or to consummation of the transactions contemplated hereunder, or for any unemployment compensation benefits or premiums for the period ending as of the closing date,

     3) For any other payment or compensation to employees of Seller including any severance pay liabilities under federal or state law or under any welfare, compensation, pension or benefit plan or agreement, or under the Consolidate Omnibus Budget Reconciliation Act of 1985 ("COBRA") or under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the period ending on the closing date,

     4) For any foreign, federal, state or local income, franchise, excise, value added, sales, use, payroll, worker's compensation, property or other tax or taxes of any type, nature or description, which such tax liability is based on Seller's actions or operations prior to the closing date or as a result of this transaction, and for any liability for local or state taxes, use or transfer tax, which such tax liability is based on Seller's actions or operations prior to the closing date or as a result of this transaction or taxes that may be imposed upon the purchase and sale of the assets pursuant to the Agreement,

     5) For any damages or injuries to persons or property or for any tort or strict liability arising from events, actions, or inactions or the operation of Seller's business on or prior to the closing date,

     6) For any liability arising at any time from or relating to injuries arising from events occurring on or prior to the closing date, even if a claim for any such injury is first asserted after the closing date.

     7) For any liability or obligation (contingent or otherwise) of Seller arising out of any litigation arising in any way on account of the period prior to the closing date, whether or not now threatened or pending,

     8)     Incurred by Seller or Seller's business for borrowed money,

     9) Arising from any contract assigned to and assumed by Buyer hereunder provided, however, that such exclusion shall be limited to liabilities and obligations for all periods prior to and including the closing date, whether arising before or after the closing date, and

     10) For any other liability or obligation of Seller that is not expressly assumed by Buyer whether or not such liability or obligation has been disclosed to or is known to Buyer.

     Seller further warrants to Buyer that any known accrued liabilities of the Seller will be paid as and when they become due after closing. On or before the date of closing, Seller will execute and provide to Buyer a statement of all known liabilities of Seller's business.

ALLOCATION OF PURCHASE PRICE:

     The purchase price shall be allocated as follows:

     1)   Equipment, Furniture and
          other depreciable assets                        $60,000

     2)   Covenant Not to Compete:                       $240,000

     3)   Goodwill:                                       $60,000

     Treasury Regulation 1.1060-1T Reporting Requirement. The parties hereby agree that they shall each use the allocation made by them pursuant to Section
2.3 as an agreed allocation of the consideration paid for the Purchased Assets in accordance with the provisions of Treasury Regulation Section 1.1060-1T, etseq. The parties each covenant and agree to use such allocation to complete and file Internal Revenue Service Form 8594, Asset Acquisition Statement Under
Section 1060, if applicable.

CLOSING DATE:

     Closing. The closing date for the transactions contemplated by this Agreement shall be December 1, 2003 (the "Closing").

     Obligations of Seller at Closing. At the Closing, Seller shall:

     1) Execute and deliver to Buyer a Bill of Sale and other documents necessary for transfer of title to all assets being purchased.

     2) Execute and deliver to Buyer such other documents as may be necessary to vest Seller's right, title and interest in and to any location leased by Seller at the time of closing where it has done business, all at Buyer's option.

     Obligations of Buyer at Closing. At the Closing, Buyer shall deliver all funds to be tendered at closing by a cashier's check, promissory note and security agreement to the Seller.

     Post-Closing Acts, Deeds and Undertakings. Following the Closing, the parties shall fully and faithfully undertake all such further acts, deeds and undertakings as may be necessary or required to consummate the transactions contemplated by this Agreement in accordance with the terms herein.

     Sales Taxes. Buyer acknowledges that a Kentucky Sales Tax may be payable on that portion of the Purchase Price allocated to Equipment, Furniture, and other Depreciable Assets above. In addition to the sum payable in cash at the Closing, Buyer shall pay to Seller the applicable amount of that tax, and Seller shall pay the tax when it becomes due. In the event of any subsequent adjustment in the sales tax payable in respect of this transaction, due to a sales tax audit or for any other reason, the Buyer shall promptly remit to Seller the amount of any additional tax payable as a result of that adjustment.

CONDITIONS PRECEDENT:

     Contingencies.

          In the event that any of the following events occur, the parties agree that this agreement shall be voidable at the election of either party hereto:

     1) In the event that the Seller does not obtain and provide to Buyer the written consent to assignment of any lease of Seller's existing business locations that Buyer desires to maintain, or, in the event that the remaining lease term is of such limited duration that Buyer wishes to enter into a new lease agreement with the Lessor of said location, and the Buyer is unable to obtain said new lease agreement at such terms and conditions that are substantially as the Seller's lease;

     2) In the event that Buyer and Seller do not consummate an employment agreement between Buyer, as employer, and Marlene McCoy, as employee;

     3) In the event the parties have not closed this transaction by December 15, 2003.

     4) After execution of this agreement, and prior to closing, and after Buyer shall complete its due diligence, which shall include a review of the Seller's company books, records, tax returns, and financial statements prior to closing, and after Seller has provided Buyer with all documents necessary to complete a certified audit and receive an unqualified opinion as to the condition of the Seller's business, and if Buyer finds that such review and opinion do not support and verify all financial and other information previously provided by Seller to Buyer upon which Buyer has relied upon in offering the Purchase Price.

REPRESENTATIONS AND WARRANTIES:

     Representations and Warranties of Seller. Seller represents and warrants to, and covenants with, Buyer that the following statements are true, correct and complete as of the date of this Agreement, and that the same shall be true, correct and complete on the Closing:

     1) Seller is a duly organized and validly existing corporation formed under the laws of the State of Kentucky and is in good standing in such jurisdiction.

     2) Seller has the right, power, and authority to enter into and perform its obligations under this Agreement.

     3) The execution of this Agreement by Seller and the transactions contemplated by this Agreement have been duly authorized by all necessary action required for such authorization by the Seller corporation.

     4) Seller is not, nor at any time will be, a party to any contract or other arrangement of any nature that will materially interfere with its full, due, and complete performance of this Agreement, and neither Seller nor McCoy will solicit or entertain any offer from any other person and will not enter into any negotiations for the sale of the business or assets of Seller's business with any third party.

     5) Seller is not, nor at any time will it be, in knowing violation of any existing law, statute or regulation, by entering into and undertaking the performance of this Agreement.

     6) To the best knowledge and belief of Seller, there is no litigation or proceeding pending, nor is any litigation threatened or pending involving Seller which could, if adversely determined, materially and adversely affect the performance of its obligations under this Agreement.

     Representations and Warranties of Buyer. Buyer represents and warrants to, and covenants with, Seller that the following statements are true, correct and complete as of the date of this Agreement, and that the same shall be true, correct and complete on the Closing:

     1) Buyer has the right, power, and authority to enter into and perform its obligations under this Agreement.

     2) The execution of this Agreement by Buyer and the transactions contemplated by this Agreement have been duly authorized by all necessary action required for such authorization by the Buyer corporation.

     3) Buyer is not, nor at any time will it be, a party to any contract or other arrangement of any nature that will materially interfere with its full, due, and complete performance of this Agreement.

     4) Buyer is not, nor at any time will it be, in knowing violation of any existing law, statute or regulation, by entering into and undertaking the performance of this Agreement.

     5) To Buyer's best knowledge and belief, there is no litigation or proceeding pending, nor is any litigation threatened or pending involving Buyer which could, if adversely determined, materially and adversely affect the performance of Buyer's obligations under this Agreement.

REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASED ASSETS:

     Except as otherwise expressly provided herein, Seller makes no representations or warranties, either express or implied, concerning the Purchased Assets.

INDEMNIFICATION:

     1) Seller shall indemnify, defend and hold Buyer harmless from and against, and reimburse Buyer with respect to, any and all losses, damages, liabilities, claims, judgments, costs and expenses (including attorneys' fees and costs) of any nature whatsoever that Buyer shall suffer as a result of a breach of any representation, warranty, covenant or agreement contained herein.


     2) Buyer shall indemnify, defend and hold Seller harmless from and against, and reimburse Seller with respect to, any and all losses, damages, liabilities, claims, judgments, costs and expenses (including attorneys' fees and costs) of any nature whatsoever that Seller shall suffer as a result of a breach of any representation, warranty, covenant or agreement contained herein.

COVENANT NOT TO COMPETE/CONFIDENTIALITY:

     As further compensation for Buyer's Purchase Price, Seller agrees and covenants that for a period of two (2) years after the Closing ("Restricted Period"), Seller, its principals, and their representatives, agents, officers or stockholders (hereinafter collectively referred to as "Seller") will not directly or indirectly engage in the the offering of medical transcription, billing or related services business within a 200-mile geographical radius of Louisville, Kentucky or of the location of any other business operated by Buyer, nor will it or they use it or their influence or experience in the interest of any other medical transcription services business in such areas, nor will it or they act as an employee or subcontractor, shareholder, officer or director of any transcription service company that directly or indirectly competes with or for the accounts and prospective accounts being transferred to Buyer or for so long as the Company continues to be in said business (or for such maximum time allowed by Kentucky law, if less). The Seller agrees that Seller will not, during the Restricted Period, engage, directly or indirectly, in medical transcription services of any type within the restricted area. Throughout the Restricted Period, Seller will not in such locality, solicit customers for, or otherwise aid or assist, anyone engaged in such business or businesses, or communicate to any such person or corporation any customer lists or any other business data or secrets of the medical transcription services business, as all non-public information will be treated as confidential in accordance with that separate Confidential Information Agreement previously executed by the parties. The parties agree that this covenant not to compete does not extend to the Seller and its principals regarding the writing, publishing, distributing and selling of textbooks or similar written materials relating to medical transcription services.

AGREEMENT TO EMPLOY CERTAIN EMPLOYEES:

     The Buyer agrees, as consideration for Seller's agreements made herein, to enter into a 24-month employment agreement with Marlene McCoy ("McCoy"), renewable annually, as long as terms and conditions are met that are agreeable to both parties. During this period of employment, McCoy will assist Buyer in the transition of the business along with certain management and sales responsibilities. In consideration for these services, McCoy will be compensated with an annual base salary of $30,000.00, plus standard company benefits and a commission based on sales, all as is more specifically defined in the separate Employment Agreement to be entered into by McCoy and Buyer and substantially in the form attached hereto as Exhibit C.

     The Buyer also agrees to make no personnel reductions from the present staff level, throughout the term of Ms. McCoy's term of employment, providing revenues continue to be billed at a minimum quarterly rate of $162,500 (annualized rate of $650,000).

DISPUTES:

     Resolution of Disputes.

     1) Arbitration. All disputes between or among parties relating to this Agreement (a "Dispute"), which have not been otherwise resolved (such unresolved Dispute hereafter referred to as an "Arbitrable Matter"), shall be exclusively and finally resolved by arbitration by a single arbitrator agreed upon by the parties to the Arbitrable Matter (the "Arbitrator"). If the parties are unable to agree upon a single arbitrator, each of the parties to the Arbitrable Matter shall select an arbitrator, with a third
          (3rd) arbitrator selected by the arbitrators chosen by the parties. In this event, the third (3rd) arbitrator shall decide the Arbitrable Matter by his or her sole decision. All arbitration proceedings shall occur in Louisville, Kentucky.

     2) Direct Negotiation and Mediation Prior to Undertaking Mandatory Arbitration. Notwithstanding the provisions of the above section, prior to arbitrating any Dispute, the parties agree that they initially shall attempt to resolve the Dispute through direct negotiation. If the Dispute is not resolved within fourteen (14) days after written demand for direct negotiation, the parties shall attempt to resolve the Dispute through mediation, with a mediator jointly chosen by the parties, and the cost borne equally by the parties. If the mediator is unable to facilitate a settlement of the Dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved Dispute shall be resolved through binding arbitration in accordance with the provisions of this Section.

     3) Rules Governing Arbitration. Any arbitration (an "Arbitration") shall be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining. The existence and resolution of the Arbitration proceedings shall be kept confidential by the parties and by the Arbitrator except as required by law, regulation or a court of competent jurisdiction.

     4) Notice of Arbitration. Any party to this Agreement may initiate an Arbitration of any Arbitrable Matter. The initiating party shall do so by providing written notice of the Arbitration to the other party or parties to the Arbitrable Matter. The notice shall bear a current date, shall state the name of the initiating party and shall briefly state the matter to be arbitrated.

     5) No Appeal, Etc. Except as otherwise permitted by the Commercial Arbitration Rules of the AAA or Kentucky law, no party shall appeal to any court an order of an Arbitrator, and the decision of the Arbitrator, and the order entered, shall be the final, binding and conclusive resolution of the Arbitrable Matter. Any party to the Arbitrable Matter may enter such order in any court of competent jurisdiction.

     6) Allocations of Costs, Fees, Etc. The Arbitrator may allocate among the parties to the dispute the costs, fees and other expenses relating to an Arbitration in any manner that the Arbitrator shall determine to be appropriate in his/her absolute discretion; provided, that if the Arbitrator determines that a party has initiated an Arbitration without reasonable basis for doing so, the Arbitrator shall assess against that party the costs of the other parties relating to the Arbitration, including the reasonable attorney's fees of these parties.

MISCELLANEOUS:

     1) Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.

     2) Title and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     3) Incorporation of Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

     4) Advice Concerning Legal, Tax and Accounting Consequences of Transaction. Each of the parties to this Agreement represents and warrants that prior to entering into this Agreement, that they have had the opportunity to seek the advice of professional advisors concerning the legal, tax and accounting consequences of the transactions contemplated by this Agreement, that both have had this agreement reviewed by legal counsel licensed to practice law in the commonwealth of Kentucky, and Buyer further represents that this agreement has been drafted by legal counsel licensed to practice in the state of South Dakota, and the parties execute this Agreement with full knowledge and understanding of all legal, tax and accounting consequences. Regardless of whether or not the transaction contemplated herein is consummated, each of the parties are responsible for the payment of any and all expenses that they incur as a result hereof, and that Seller shall be solely responsible for any broker fees in connection with this transaction payable to Paul Wright & Associates and Buyer shall be solely responsible for any broker fees payable to Corporate Finance Advisors, Inc.

     5) Final, Complete and Exclusive Agreement. This Agreement contains the final, complete and exclusive agreement between the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

     6) Governing Law/Jurisdiction. This Agreement has been executed by Buyer in South Dakota and shall be governed by and shall be construed in accordance with the law of the State of South Dakota, excepting that South Dakota shall apply the laws of Kentucky for issues regarding the personal property being purchased herein. The parties consent to the jurisdiction of the courts of the State of South Dakota and agree that any action arising out of or to enforce this Agreement must be brought and maintained in the state of South Dakota.

     7) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

          a)   upon personal delivery to the party to be notified;

          b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

          c) five (5) days after having been sent by registered or certified mail, return receipt, postage prepaid; or

          d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

          All communications shall be sent to the parties hereto at the respective addresses set forth below, or as notified by such party from time to time at least ten (10) days prior to the effectiveness of such notice:

                    If to Seller:
                    Marlene McCoy
                    9213 Springbrooke Circle
                    Louisville, KY 40241

                    With Copy to:
                    J. Michael Dalton
                    Woodward, Hobson, and Fulton, L.L.P.
                    2500 National City Tower
                    Louisville, KY 40202

                    If to Buyer:
                    Arthur D. Lyons, CEO
                    1107 Mt. Rushmore Road
                    Suite 2
                    Rapid City, SD 57701

     8) Waiver. No waiver by any party of any default, misrepresentation, or breach of warranty hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence.

     9) Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement.

     10) Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the party may in the context require.

     11) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     12) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties.

     13) Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.
                         SELLER:

                         McCoy Business Services, Inc.


                         By:/s/Marlene McCoy
                          Marlene McCoy


Commonwealth of Kentucky :
                          SS
County of Jefferson           :

     On this the _____ day of November, 2003, before me, the undersigned officer, personally appeared Marlene McCoy, who acknowledged herself to be the President of McCoy Business Services, Inc., a Kentucky corporation, and that she, as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as such President.

     In witness whereof I hereunto set my hand and official seal.


                              __________________________________
                              Notary Public
                              Kentucky State-at-Large
(SEAL)                        My Commission Expires: __________



                         /s/Marlene McCoy
                         Marlene McCoy, individually, solely for the
                         purpose of evidencing her agreement to the
                         provisions of the Section hereof entitled
                         "Covenant Not to Compete/Confidentiality"

Commonwealth of Kentucky :
                          SS
County of Jefferson           :

     On this the _____ day of ___________, 2003, before me, the undersigned officer, personally appeared Marlene McCoy, who acknowledged her execution of the foregoing instrument to be her lawful act and deed for the purposes described above..

     In witness whereof I hereunto set my hand and official seal.


                              __________________________________
                              Notary Public
                              Kentucky State-at-Large
(SEAL)                        My Commission Expires: _________

                              BUYER:

                              OMNI MEDICAL SERVICES, INC.,


                              BY:/s/Arthur D. Lyons
                               Arthur D. Lyons, President


                              OMNI MEDICAL HOLDINGS, INC.


                              BY:/s/Arthur D. Lyons
                               Arthur D. Lyons, President

                              Omni Medical Holdings, Inc. executes this
                              Agreement solely or the purpose of
                              guaranteeing the payment by the Buyer of the deferred portion of the Purchase Price


State of South Dakota    :
                    SS
County of Pennington     :

     On this the _____ day of November, 2003, before me, the undersigned officer, personally appeared Arthur D. Lyons who acknowledged himself to be the Chief Executive Officer of Omni Medical Services, Inc., a corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such officer.

     In witness whereof I hereunto set my hand and official seal.


                              __________________________________ Notary
                              Public, South Dakota
(SEAL)                        My Commission Expires: ___________

Exhibits

Exhibit A Asset List

Exhibit B Customer List

Exhibit C Employment Agreement

EXHIBIT A (Part One - Capitalized Equipment)MCCOY BUSINESS SERVICES, INC.

DESCRIPTION                   VENDOR                        PIS       COST
Telephone System              Expanets of KY                1/01    17811.82

Server & Workstation          Service Solutions             1/01    10239.38
 (Inv. Dated 12/21/00)

Workstations (4) & Cabling    Service Solutions             1/01    14225.67
 (Inv. Dated 12/30/00 & 12/31/00)

Modems(3), Battery Backups(2) Service Solutions             1/01     2400.28
& LaserJet Printers (2)

Modem (1)                     Service Solutions             1/01      156.22

Secretarial Chairs (5)        Discount Office Furniture     1/01     3421.72
Chair Mats (7)
Keyboard Trays (5)
2-Drawer Vertical Files (10)

Digital Recorders (8),        Voice Network Systems         2/01    5125.00
Flash Cards (20),
SendIT(3), ReceiveIT(14),
Readers (3)

Mailing Machine and Scale     MailTronix Inc.               3/01    1261.40

Flash Cards (12)              Voice Network Systems         3/01     560.40

Flash Cards (4)               Voice Network Systems         4/01     186.80

LaserJet Printer (1)          Service Solutions             6/01     556.50

                                                  2001 ST          55945.19

DESCRIPTION                        VENDOR                   PIS      COST

Olympus Digital Recorders(11) Total Office Products         1/02    4401.12

FTP Configuration, Switch to  Service Solutions             3/02     270.00
NewSouth

Olympus Digital Recorders (2) Total Office Products         3/02     733.52

Flash Cards (12)              Spectrum PC Upgrade           4/02     231.00

Olympus Digital Recorders (2) Business Equipment Company    5/02     809.80

Server, Tape Drive            Service Solutions             6/02    7938.26
(Inv. Dated 06/30/02)

Workstation Memory Upgrades(6)Service Solutions             7/02    1039.50

                                                  2002 ST          15423.20


Voice IQ VoiceFLOW Software   Higdon, Inc.                  6/03    4229.00
Upgrade

Server Upgrade, Brooktrout    Service Solutions             6/03    5213.13
Cards

Transcription Workflow        Polarity Software             7/03    2210.00
Software Upgrades

Server Data Application for   Pervasive Software            8/03
VoiceIQ                                                             1205.00

                                                  2003 ST          12857.13

                                   TOTAL (As of 9/30/03):         $84225.52

Exhibit B
CURRENT CUSTOMER BASE AS OF 12/01/03:

Ballard, Ellen (Two locations)

Blevins, Harold

Bowles, Louis

Breckenridge Urology Group, PSC

Buschemeyer, W. Cooper

Cardiology of Kentucky

Center for Neurosurgical Care, PSC

Chest Medicine Associates, PSC (Three locations)

Dupont Highfield Open MRI Center

Lee Epstein, PSC

Fadel, Ronald J.

The Hubbard Clinic and Hubbard Clinic-Madison
     (Hospital being built and will be added to our transcription base in
2004)

Integrative Psychiatry, PLLC

Louisville Heart Surgery

Louisville Neurological Surgery, PSC

Louisville Oncology (Five Locations)

Napier, Smedal & Perkins

Pediatric Endocrinology Specialists, PSC

Peters, Lawrence

Rehabilitation Associates (Four locations)

River City Orthopaedic Surgeons, PSC

St. Matthews Medical Associates
Martin G. Schiller, MD

Shoulder and Elbow Center, PSC

South Georgia Medical Center

University OB-GYN Associates (Three sites)

University of Louisville Family Medicine

University Physicians Associates

University Surgical Associates

University of Louisville Trauma Group

                       EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made this _____ day of November, 2003, and is made by and between Marlene McCoy (the "Employee") and Omni Medical Services, Inc., a South Dakota corporation DBA McCoy Business Services (the "Company").

     Recitals.

     The parties to this Agreement acknowledge that said Employee's talents and services to the Company are of a special, unique and extraordinary character and are of particular and peculiar benefit and importance to the Company, and that the purpose of this Agreement is for the Company to employ Marlene McCoy, and as consideration for such employment, for Marlene McCoy to provide the Company with assurances that she will carry out this Agreement.

     Therefore, the parties agree as follows:

     1. Employment. The Company agrees to employ Employee in the capacity of general manager as is stated with more specificity hereinbelow, and Employee agrees to be so employed by the Company, for a period commencing December 1, 2003, and continuing for a 24-month period ending on November 30, 2005, subject, however, to prior termination as provided in this Agreement.

     2. Best Efforts of Employee.

(A) Employee agrees that she will at all times faithfully, industriously and to the best of her ability, experience and talents, perform all of the duties that may be required of and from her pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company. The duties shall be rendered at the Corporation's business location commonly known as 1230 Liberty Bank Lane, Suite 110, Louisville, KY 40222, or at such other place or places in said city and at such times as the needs of the Corporation may from time-to-time dictate.

(B) Employee shall devote her normal and regular business time, attention, knowledge and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. It is acknowledged by Company that the Employee has other for-profit interests, and Employee agrees that she shall not allow her other interests to materially interfere with her duties to employer.

     3. Compensation.

As compensation for the services to be rendered by Employee, the Company agrees to provide Employee with the following:

     A. Base Compensation. The Employee will receive a base salary of $30,000.00 per year, payable in accordance with the Corporation's standard payroll procedures.

     B. Bonuses. The Employee is eligible for performance-based bonuses, which are to be paid upon attainment of the following performance indices:

     For accounts charged less than $0.13 per line: 5% of gross revenue on new transcription accounts for which Employee obtains contracts from and after December 1, 2003 for the first 12 month period of that account (irrespective of where the contract work is actually performed); then 3% for the next 12 month period; then 1% thereafter, all conditioned upon Employee's continued employment and servicing of said account. For accounts charged above $0.13 per line: 7.5%, 5%, and 3% respectively.

The Employee is eligible for other performance based bonuses, but there is no assurance or expectation that bonuses will be paid. Said other bonuses will be paid, if at all, in the sole discretion of the Chief Executive Officer.

     C. Benefits. The Employee shall receive medical and any other insurance or fringe benefits that are currently offered to other full-time employees of the Company, which benefits may be modified from time to time for the Employee just as such benefits provided to the other employees of the Company are modified in the future.

     D. Expenses. The Company shall reimburse the Employee for reasonable out of pocket expenses incurred by the Employee in fulfilling her duties, which shall be reviewed by the corporate officer assigned to this task for payment approval. The Company shall, within its financial means and constraints, provide the Employee with suitable office facilities, equipment, supplies, and staff. The Company also agrees to make no personnel reductions from the present staff level, throughout the term of Ms. McCoy's term of employment, providing revenues continue to be billed at a minimum quarterly rate of $162,500 (annualized rate of $650,000).

     4. Termination. This Agreement may be terminated as follows:

(A) The Company may terminate Employee if either: 1) the business location of the Company shall be destroyed, the business shall decline and fail to make operating expenses, or if the Company shall fail to have funds to operate the business, or if the Company decides to close down in whole or in part for any reason; or 2) The Employee is terminated for cause. Employee shall be deemed to have been terminated by the Company for cause if she is terminated because of her acts or conduct which would make it unreasonable to require the Company to retain Employee in its employment, such as, but not limited to, improper disclosure of any information concerning any matter affecting or relating to the Company or the business of the Company, dishonesty, activities harmful to the reputation of the Company, refusal to perform or neglect of the substantive duties assigned to her, or breach of any of the provisions of this Agreement; or 3) in the event of the Employee's total, permanent disability, or 4) in the event of the Employee's death.

(B) The Employee may terminate this Agreement and seek such remedies as are available to her at law or in equity if (i) the Company is in material breach of any of its obligations hereunder and if that breach is not cured within 30 days after receiving written notice of the breach from Employee, or (ii) if the Company imposes on Employee job responsibilities that are not reasonably associated with her managerial/sales functions, or (iii) if the Company engages in acts or conduct which would make it unreasonable for Employee to remain associated with the Company.

     5. Duties. Employee shall be employed as General Manager of the McCoy Business Services office. Employee will assist Company in the transition of the business along with certain management and sales responsibilities, but at all times shall be subject to the senior management of the Company.

     Employee's duties shall include supervision, direction and discretion as to the termination of existing employees, and the hiring of new employees; sales and sales management function; and to do all other acts and things which she may consider necessary or conducive to the best interests of the Company.

     6.   Covenant not to compete.

     6.1 Covenant. For a period of two years from the Effective Date of this Agreement, and for such period after the two years as the Employee continues to be employed by the Company, and for a two year period after the Employee's employment with the Corporation has been terminated by either party (except In the event of a termination for cause by the Employee), the Employee will not directly or indirectly:

(A) Enter into or attempt to enter into the "Restricted Business" as defined below within 200 miles of any business location of the Company;

(B) Induce or attempt to persuade any former, current or future employee, agent, manager, consultant, director, or other participant in the Company's business to terminate such employment or other relationship in order to enter into any relationship with the Employee, any business organization in which the Employee is a participant in any capacity whatsoever, or any other business organization in competition with the Corporation's business; or

(C) Use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Corporation's business.

     6.2 Indirect Activity. The term "indirectly," as used in Section 6.1 above, includes acting as a paid or unpaid director, officer, agent, representative, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venturer, shareholder, or creditor.

     6.3 Restricted Business. The term "Restricted Business" means the offering of medical transcription, billing or related services or working for another employer providing medical transcription, billing or related services. Nevertheless, the Employee may own not more than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.

7. Severability. The covenants set forth in Section 6 above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable protectable interests of the Corporation and the Employee. The substitute provision shall be incorporated into this Agreement. If the parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

8. Confidentiality. The Employee acknowledges that she will develop and be exposed to information that is or will be confidential and proprietary to the Company. The information includes customer lists, marketing plans, pricing data, product plans, software, stored data on all forms of media, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Employee agrees to make use of such information only in the performance of her duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.

9. Remedies. The Employee acknowledges that monetary damages would be inadequate to compensate the Company for any breach by the Employee of the covenants set forth in Section 6 above. The Employee agrees that, in addition to other remedies which may be available, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

10. Waiver. The waiver by the Company of the breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

11. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Company at:

     Omni Medical Services, Inc.
     1107 Mt. Rushmore Road
     Suite 2
     Rapid City, SD 57701
     Attn: Arthur Lyons, _______________

addressed to the Employee at:

     Marlene McCoy
     1230 Liberty Bank Lane Ste. 110
     Louisville, KY 40222

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State Kentucky. The parties acknowledge that this Agreement has been drafted by the Corporate counsel licensed in the state of South Dakota, and as the law of Kentucky shall dictate, each party has been advised that they should obtain the advice of legal counsel licensed to practice in the state of Kentucky, regarding the legality of this Agreement, and the effect of Kentucky law upon the rights and obligations of the parties herein, prior to executing the same.

13. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

14. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

15. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

16. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

17. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

18. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

19. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The parties hereby waive their right to trial on the merits and the right to appeal, and agree to binding arbitration.

20. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

21. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

22. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

23. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

24. Separate Counsel. The parties acknowledge that the Corporation, as a valid existing South Dakota corporation, has been represented in this transaction in the state of South Dakota, and that it has been advised to have this Agreement reviewed by counsel licensed in the state of Kentucky, for advice regarding Kentucky's state laws that may apply to the Corporation's rights, obligations and enforcement of this Agreement, and that the Employee has not been represented in this transaction by the Corporation's attorneys, and the Employee has been advised that it is important for the Employee to seek separate legal advise and representation in this matter.



In Witness whereof, this Agreement is entered into effective as of the date set forth above.

Omni Medical Services, Inc.


By:/s/Arthur D. Lyons

Its: President

By:/s/Marlene McCoy
 Marlene McCoy, Employee


State of _______________      )
                         )SS
County of ______________ )

     On this the _____ day of February, 2004, before me, the undersigned officer, personally appeared Arthur Lyons who acknowledged himself to be the Chief Executive Officer of Omni Medical Services, Inc., a South Dakota corporation, and that he, as such _____________________, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Company by himself as such
__________________________.

     In witness whereof I hereunto set my hand and official seal.

     My commission expires:___________________________.


                         ______________________________________
                         Notary Public



                         /s/Marlene McCoy
                         Marlene McCoy


State of _______________      )
                         )SS
County of ______________ )


     On this the _____ day of February, 2004, before me the undersigned officer, personally appeared Marlene McCoy, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that she executed the same for the purposes therein contained.

     In witness whereof I hereunto set my hand and official seal.

     My commission expires:___________________________.


                         ______________________________________
                         Notary Public